FORM 12b-25



U. S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

NOTIFICATION OF LATE FILING

(Check One):

[X] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-k
     [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR


     For Period Ended:  12/31/94

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:___________________

_________________________________________________________________

     Read Attached Instruction Sheet Before Preparing Form.
     Please Print or Type.
     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
_________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________________________________________
_________________________________________________________________
_________________________________________________________________

Part I - Registrant Information
_________________________________________________________________

     Full Name of Registrant

     SIGNAL APPAREL COMPANY, INC.
     ----------------------------
     Former Name if Applicable

     ------------------------------------------------------------
     Address of Principal Executive Office (Street and Number)

     200 Manufacturer Road, Chattanooga, Tennessee 37405
     ------------------------------------------------------------
     City, State and Zip Code

_________________________________________________________________

Part II - Rules 12b-25 (b) and (c)
_________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

_________________________________________________________________

Part III - Narrative
_________________________________________________________________

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

                         (Attach Extra Sheets if Needed)

As of March 31, 1995 certain of the Company's loan agreements were not finalized. The Company expects said loan agreements to be finalized on Monday, April 3, 1995 and, accordingly, the Company expects to file the form 10-K on April 3, 1995 as well. Said loan agreements are described in the Company's Form 10-K.
_________________________________________________________________

Part IV - Other Information
_________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification

Robert J. Powell, Jr.           (615) 752-2048
- -----------------------------------------------------------------
      (Name)                  (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [X] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

               Signal Apparel Company, Inc.
               ----------------------------
          (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date March 31, 1995           By /s/ William H. Watts
     -------------------        ------------------------------
                                William H. Watts
                                Executive Vice President
                                Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

_________________________________________________________________

ATTENTION

     Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).

_________________________________________________________________